As filed with the Securities and Exchange Commission on August 31, 2007
Registration Nos. 333-                     and 333-122177

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Javelin Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-0471759 (I.R.S. Employer Identification Number)

125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500	David B. Bernstein, Esq. General Counsel and Secretary Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Richard S. Frazer, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022
(212) 326-0416
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered(1)	Share	Offering Price	Fee
Common Stock ($0.001 par value)(2)	113,157	$3.80	$429,996.60	$50.61(7)
Common Stock ($0.001 par value)(3)	1,869,239	$5.20(4)	$9,720,042.80	$298.41
Common Stock ($0.001 par value)(5)	202,405	$5.20(4)	$1,052,506.00	$32.31
TOTALS:	2,184,801			$381.33(6)(7)

(1)	All 2,184,801 shares registered pursuant to this registration statement are to be offered by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Represents a total of 113,157 shares of common stock issuable upon exercise of warrants held by a selling stockholder.

(3)	Represents a total of 1,869,239 shares of common stock issuable upon exercise of warrants that are either held by the selling stockholders or that are issuable to them upon exercise of unit purchase options.

(4)	Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low prices on the American Stock Exchange on August 28, 2007.

(5)	Represents a total of 202,405 shares of common stock issuable upon exercise of unit purchase options held by the selling stockholders.

(6)	The registration fee in the amount of $330.72 being paid with this registration statement was calculated at the statutory rate of $30.70 per $1,000,000 of securities registered.

(7)	Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the filing fee being paid in connection with this registration statement does not include any filing fee previously paid in connection with 113,157 shares of common stock registered under the Prior Registration Statement (No. 333-122177), to which the prospectus included in this registration statement also relates. We previously paid a registration fee with respect to such Prior Registration Statement in the aggregate amount of $7,102.06, of which $50.61 relates to the 113,157 shares of common stock to which the prospectus included in this registration statement also relates.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
          On January 20, 2005, Javelin Pharmaceuticals, Inc. (the “Company”) filed a registration statement on Form SB-2 (No. 333-122177) (the “Prior Registration Statement”) to register shares of its common stock, as well as shares of common stock underlying warrants, held by certain stockholders. The Prior Registration Statement was declared effective by the Securities and Exchange Commission (the “SEC”) on June 23, 2005. Subsequent to the effective date of the Prior Registration Statement, the Company ceased its SEC reporting status as a “small business issuer,” at which time it was no longer eligible to file a registration statement on Form SB-2. Pursuant to Rule 401(b) under the Securities Act of 1933, as amended (the “Securities Act”), the Company filed a post-effective amendment to the Prior Registration Statement on Form S-1 on May 11, 2006. The Company is currently eligible to file a registration statement on Form S-3.
          Pursuant to Rule 429 promulgated under the Securities Act, the prospectus contained in this registration statement is a combined prospectus relating also to 113,157 shares of common stock registered under the Prior Registration Statement. This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 3 to the Prior Registration Statement. Such post-effective amendment no. 3 to the Prior Registration Statement shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION, DATED                     , 2007

Javelin Pharmaceuticals, Inc.

2,184,801 shares of Common Stock
          The selling stockholders identified on pages 5-7 of this prospectus are offering on a resale basis up to 2,184,801 shares of our common stock issuable upon exercise of outstanding unit purchase options (“Finders’ Units”) and warrants, and upon exercise of warrants issuable upon exercise of outstanding Finders’ Units. The Finders’ Units were originally issued to Paramount Capital, Inc. as partial consideration for serving as finder in connection with our September 2000 Series A Financing. The selling stockholders may offer and sell or otherwise dispose of their shares from time to time at the prevailing market price or in negotiated transactions.
          We will receive no proceeds from the sale or other disposition of the shares by the selling stockholders. However, we will receive proceeds in the amount of approximately $6,306,965 assuming the exercise of all of the warrants and Finders’ Units held by or issuable to the selling stockholders, subject to certain of the warrants and Finders’ Units being exercised under a “cashless exercise” right. All of the expenses incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by them.
          Our shares of common stock trade on the American Stock Exchange under the symbol “JAV.” On August 28, 2007, the last sale price of the shares as reported on the American Stock Exchange was $5.16 per share. You are urged to obtain current market quotations for our common stock.
          The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.
          Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.
          An investment in our securities involves risks. You should carefully read and consider the risk factors disclosed in any of our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including, without limitation, the risk factors contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, as updated in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, before making a decision to purchase our securities.
Our mailing address and telephone number are:
125 CambridgePark Drive
Cambridge, MA 02140
(617) 349-4500
          Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2007

          You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and warrants described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

i

          Unless the context otherwise requires, all references in this prospectus to “Javelin,” “Company,” “registrant,” “we,” “us” or “our” include Javelin Pharmaceuticals, Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.001 per share.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2007. Under this prospectus, the selling stockholders may, from time to time, sell or otherwise dispose of up to 2,184,801 shares of our common stock issuable upon exercise of outstanding Finders’ Units and warrants, and warrants issuable upon exercise of outstanding Finders’ Units, at any time or from time to time. We will receive no proceeds from the sale of common stock by the selling stockholders. However, we may receive total gross proceeds of up to approximately $6,306,965, assuming the exercise of all of the warrants and Finders’ Units held by or issuable to the selling stockholders, subject to certain of the warrants and Finders’ Units being exercised under a “cashless exercise” right.
          Each time the selling stockholders sell or otherwise dispose of securities, the selling stockholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholders and the terms of the common stock being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to our common stock. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
          We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statement contained in this prospectus speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.
          In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view could cause actual results to differ materially from those discussed in the forward-looking statements: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of regulatory approvals and patents; the commercialization of our product candidates, at reasonable costs; the ability of our suppliers to continue to provide sufficient supply of products; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in any of our filings with the SEC that are incorporated by reference in this prospectus. Except to the extent required by applicable laws or rules, we disclaim any obligations to update any forward looking statements to reflect events or circumstances after the date hereof.

INFORMATION ABOUT THE COMPANY
Background
          We are engaged in the research and development of products for the pain management market. We were incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation (“Intrac”), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. (“IDDS”), then a private operating corporation, merged with Intrac, then a public reporting “shell” company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange. The shares of common stock described herein give effect to the Intrac-IDDS merger and to the migratory merger.
Overview
          We are a specialty pharmaceutical company focused on the development of new products and improved formulations of existing drugs for the treatment and management of pain. We believe that our products will serve unmet and underserved medical needs in pain management, while overcoming several limitations of currently available therapies, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. These side effects are well-recognized to interfere with patients’ ability to achieve dosage levels of opioids sufficient to provide adequate pain control. We utilize our proprietary technologies to develop simple and user-friendly products, including new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain, and generally offering several advantages over currently available therapies such as less invasive administration, improved safety or efficacy, or both.
          Our product candidates are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain, such as orthopedic injury pain, procedural pain and burn pain. Our three late stage product candidates are Dylojecttm (injectable diclofenac), PMI-150 (intranasal ketamine) and Rylominetm(intranasal morphine). The existing formulations of these parent drugs, including oral diclofenac, injectable ketamine, and oral and injectable morphine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.
          Dylojecttm, PMI-150 and Rylominetm have completed the Phase II product development stage based upon the U.S. regulatory classification. Over the coming year, development activity will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase II meetings at the U.S. Food and Drug Administration (“FDA”) for Dylojecttm and Rylominetm in the first half of 2006, and at our pre-Phase III FDA meeting for PMI-150 in January 2007.

Product candidate	Indication	Development stage

Dylojecttm	Post-operative pain	Phase III (U.S.)
(injectable diclofenac)	Post-operative pain,	MAA Review (Europe)
anti-inflammatory

PMI-150
(intranasal ketamine)	Acute moderate-to-severe pain	Phase III (U.S.)

Rylominetm	Acute moderate-to-severe pain	Phase III (U.S.)
(intranasal morphine)
Dylojecttm (diclofenac sodium injectable)
          Our most advanced product candidate is Dylojecttm, an injectable formulation of diclofenac. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. There still exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. For example, ketorolac tromethamine is an injectable NSAID that had significant sales prior to the FDA’s imposing a black box warning limiting the combined duration of intravenous plus oral use to five days because of the risk of serious adverse events. Oral diclofenac (marketed as Voltarol®) can be used safely in excess of five days and has a safety profile that is considered superior to oral ketorolac. Diclofenac is currently approved for use in the U.S. in a variety of oral formulations as well as a topical and ophthalmic formulation. An injectable formulation of diclofenac is commercially available in Europe, but has significant drawbacks, including the need to buffer and dilute it at the pharmacy and a lengthy infusion period (over thirty minutes). The development of injectable formulations of diclofenac has been limited by its poor solubility. We believe that the proprietary formulation of injectable diclofenac that we are developing has the potential to overcome these issues and to provide an effective and safe treatment of moderate-to-severe acute pain.
          In July 2005, we announced that we had met our primary endpoint in the pivotal European Phase II/III study for Dylojecttm. In September 2005, at the European Society of Regional Anaesthesia and Pain Therapy annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled Phase II/III pivotal clinical trial comparing the safety, efficacy and therapeutic equivalency of Dylojecttm to Voltarol®. The Marketing Authorization Application (“MAA”) submission for approval to sell Dylojecttm in Europe was filed in September 2005, and was accepted for review in October 2005. The Medicines and Health Products Regulatory Agency (the “MHRA”) recently completed an inspection of our facilities, a necessary prerequisite to MAA approval. The MAA review process has recently taken approximately 12 to 18 months for marketing authorization, rejection or approval subject to completion of additional requirements imposed on the applicant by the regulatory agency at the time of review completion. There can be no assurance as to whether or when such application will be approved. Should we receive approval for Dylojecttm, we will also continue to take the necessary steps to facilitate a product launch, including distribution, marketing and sales activities beginning in the U.K. with the intent to further distribute, market and sell the product throughout certain European countries. The U.S. development program for Dylojecttm requires additional studies beyond those sufficient for European MAA because no injectable diclofenac product has yet been marketed in the U.S.
          In January 2006, we announced that we had met our primary endpoint of a linear dose response for pain relief over six hours in a Phase IIb U.S. study of Dylojecttm. The preliminary results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Dylojecttm to intravenous ketorolac demonstrated that patients with moderate-to-severe pain after oral surgery who received Dylojecttm or intravenous ketorolac experienced statistically significant pain relief over six hours compared to patients who received a placebo. In addition, approximately five minutes after intravenous injection, Dylojecttm demonstrated superior onset of pain relief compared to ketorolac as measured by statistically significant reductions in pain intensity and pain relief using both the VAS and categorical scales. Moreover, in September 2006, we announced at “Europe Against Pain,” the annual meeting of the European federation of chapters of the International Association for the Study of Pain, that the minimally effective dose of Dylojecttm in this study was 3.75mg, which is an unexpectedly low dose and novel finding. To achieve analgesia with lower doses of injectable diclofenac than was previously understood as necessary offers the potential to reduce dose-related adverse affects with substantially equivalent analgesia. In May 2006, we commenced enrolling patients in a larger post-operative pain study in fulfillment of completing two Phase III studies for Dylojecttm necessary for filing the New Drug Application (“NDA”) for the U.S. program. We completed patient enrollment in the first of these two pivotal studies during the second quarter of 2007, and intend to announce top-line results by the end of the year. In addition, we have commenced our second pivotal U.S. Phase III trial for Dylojecttm in orthopedic surgery.
PMI-150 (intranasal ketamine)
          PMI-150, a proprietary nasal formulation of ketamine, is currently under development by us for treatment of acute moderate-to-severe pain, including breakthrough pain. Breakthrough pain is acute pain that overcomes or breaks through a patient’s generally prescribed regimen of pain medicine. As reported in recent medical literature, the use of ketamine as an analgesic, while not yet approved by the FDA, is gaining clinician acceptance as a result of its effectiveness and minimal impact on cardiovascular and respiratory functions. Ketamine, a non-opiate, is an N-methyl-D-aspartate (“NMDA”) receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain as well as in the development of analgesic tolerance to opioids. Ketamine blocks NMDA receptors and therefore is a logical drug candidate for use as an analgesic for syndromes associated with acute pain, as well as breakthrough pain. Ketamine, at lower doses than those approved for use as an anesthetic, has been reported in the medical literature to be an effective analgesic in settings such as post-operatively, during medical procedures, and for neuropathic pain.

          PMI-150 is in development in the U.S. for the treatment of acute moderate-to-severe pain and breakthrough pain. We believe that PMI-150 is optimized for use as a pain medication and potentially offers a safe, non-opioid alternative for the treatment of moderate-to-severe pain in supervised healthcare settings.
          In 2005, we completed the PMI-150 formulation and device bioequivalency programs and initiated additional Phase II studies. We met with the FDA in January 2007 to finalize the development plan for this product candidate. At this meeting, the FDA indicated that no additional clinical efficacy trials would be needed prior to filing an initial NDA. Therefore, we intend to undertake four remaining pharmacokinetic studies and then to file an NDA for this product candidate as an emergency analgesic for military and civilian use in 2008. With respect to other potential applications for this product, on July 31, 2007 we announced dosing of the first patient in a Phase III clinical study, and are preparing additional Phase III clinical trials.
Rylominetm (intranasal morphine)
          Rylominetm is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. Morphine, the active pharmaceutical ingredient in Rylominetm, is the analgesic standard to which all other opioids are usually compared, and has potent effects upon the mu-opioid receptor that is found in many nerve cells with pain pathways. When morphine binds to this receptor, it interferes with the transmission of pain signals from nerve endings and across nerve pathways to the spinal cord and brain. The power of morphine to reduce the level of physical distress places it among the most important naturally occurring compounds. Morphine is a strong analgesic used for the relief of moderate-to-severe acute and chronic pain, pre-operative sedation, and as a supplement to anesthesia. It is the drug of choice for treating moderate-to-severe pain associated with, in part, surgical operations, myocardial infarction and cancer. In addition, we have licensed a proprietary drug delivery technology, the ChiSys Delivery Platform, that allows us to nasally deliver and to achieve therapeutic blood levels of morphine in a predictable fashion that was previously unattainable when administered through the nasal route.
          In October 2005, we announced that we had met our primary endpoint of a linear dose response for pain relief over four hours in a Phase IIb study of Rylominetm. In February 2006, at the American Academy of Pain Medicine annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Rylominetm to intravenous morphine. This study demonstrated that patients with moderate-to-severe pain after orthopedic surgery who received Rylominetm or intravenous morphine experienced statistically significant pain relief over four hours compared to patients who received a placebo.
          In April 2006, we announced that we held our End-of-Phase II meeting with the FDA and in May 2006, we initiated the U.S. Rylominetm Phase III clinical program. In June 2007, we announced that Rylominetm successfully met its primary clinical endpoint, the Sum of the Pain Intensity Difference (SPID) scores over 0-24 hours postoperatively in Study MOR-003. In this first of two pivotal Phase III studies, patients with moderate-to-severe pain after elective orthopedic surgery were given 7.5 mg Rylominetm every hour as needed, 15 mg Rylominetm every three hours as needed, or 7.5 mg intravenous (IV) morphine every three hours as needed. Patients in each of the three active treatment groups had significantly better (p < .01 or less) SPID scores over 24 hours than the corresponding placebo groups.
          We are also focused on seeking regulatory and scientific advice from French regulatory experts and the European Medicines Agency (“EMEA”). The results of the clinical trials along with feedback from the regulatory agencies will determine the timing, extent and cost of the European Rylominetm development program and product filings.
          The proprietary technology used to develop our product candidates is protected by patent applications filed and/or issued patents both in the United States and in other countries throughout the world. We have licensed the worldwide exclusive rights to develop and commercialize the proprietary formulations of these product candidates from third parties. Since inception, we have been awarded over $5.8 million in competitive and peer-reviewed government funding, including contracts from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute.
General
          Our principal business office is located at 125 CambridgePark Drive, Cambridge, MA 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

RISK FACTORS
          You should carefully consider the specific risks set forth under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, including, without limitation, the “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, as updated in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, before making an investment decision. For more information see “Where You Can Find More Information.”
USE OF PROCEEDS
          We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders. We may receive proceeds of up to approximately $6,306,965 if all the warrants and Finders’ Units are exercised and no cashless-exercise procedure is used. We anticipate that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants or Finders’ Units may be exercised for cash as a result of this offering.
          We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $30,330.
SELLING STOCKHOLDERS
          This prospectus covers the offer and sale by the selling stockholders of up to 2,184,801 shares of our common stock issuable upon exercise of: (i) outstanding warrants and Finders’ Units; and (ii) warrants issuable upon exercise of outstanding Finders’ Units. The 7.82352 Finders’ Units included in this prospectus are exercisable for an aggregate of 202,405 shares of common stock and warrants to purchase up to 20,241 shares of common stock. The Finders’ Units have an exercise price of $3.87 per Finders’ Unit, and the warrants issuable upon exercise of the Finders’ Units have an exercise price of $4.25 per share. The Finders’ Units expire on September 26, 2007. In addition to the 20,241 warrants issuable upon exercise of outstanding Finders’ Units, and the 2,618 warrants that have been issued upon the exercise of previously outstanding Finders’ Units: (i) 113,157 warrants have an exercise price of $2.65 per share and expire in November 2009; (ii) 920,987 warrants have an exercise price of $2.95 per share and expire in December 2009; (iii) 2,060 warrants have an exercise price of $2.49 per share and expire in February 2009; (iv) 70,000 warrants have an exercise price of $3.00 per share and expire from March — September 2010; and (v) 853,333 warrants have an exercise price of $2.48 per share and expire in November 2010.
          The selling stockholders are comprised of: (i) an entity that beneficially owns an aggregate of 113,157 shares of common stock issuable upon exercise of warrants issued in our December 2004 bridge financing; (ii) an entity that owns an aggregate of 1,262,320 shares of common stock issuable upon exercise of warrants issued as partial compensation for serving as placement agent in our December 2004 and November 2005 private placements; (iii) an entity that owns an aggregate of 2,060 shares of common stock issuable upon exercise of warrants issued to Aurora Capital LLC in consideration of a termination fee in March 2005; (iv) two entities (or the transferees thereof) that own an aggregate of 70,000 shares of common stock issuable upon exercise of warrants issued in consideration for investor and public relations services to us in 2005; (v) an entity (and the transferees thereof) that own an aggregate of 512,000 shares of common stock issuable upon exercise of warrants issued as partial consideration for serving as placement agent in our November 2005 private placement; (vi) five individuals that own Finders’ Units exercisable for 202,405 shares of common stock and warrants to purchase up to 20,241 shares of common stock; and (vii) three individuals that own an aggregate of 2,618 shares of common stock issuable upon the exercise of warrants that were issued upon the cashless exercise of Finders’ Units.
          None of the selling stockholders has held any position or office nor had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus, except for: (i) Rodman & Renshaw, LLC, which served as a placement agent in connection with our December 2004 and November 2005 placements; (ii) Riverbank Capital Securities, Inc., a subsidiary of Two River Group Holding LLC, which served as a co-placement agent in connection with our November 2005 placement; (iii) Joshua A. Kazam, David M. Tanen, Kelly MacCarthy, Benjamin Bernstein, Christopher Wilfong, Paul Bolno and Scott Navins, who are employees of Riverbank Capital Securities, Inc.; (iv) Peter M. Kash, a former director of the Company who currently serves as a consultant to the Company and as a principal of Two River Group Holding LLC; (v) Two River Group Holding LLC, which provided investor and public relations services to us in 2005; and (vi) Dian Griesel, the president of The Investor Relations Group, Inc., which entity provided investor and public relations services to us in2005.
          The following table sets forth, as of August 28, 2007 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by the selling stockholders, including shares underlying warrants and Finders’ Units exercisable within 60 days of August 28, 2007. The term “Selling Stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.
          Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

					Percentage
	Shares beneficially		Number of shares		beneficial
	owned before		offered by selling		ownership after
Name	offering		stockholders (1)		offering
Benjamin Bernstein	10,000		10,000		*
Paul B. Bolno	10,000		10,000		*
Bristol Investment Fund, Ltd. (2)	478,701		113,157		*
Dian Griesel (3)	50,000		50,000		*
Jillian Hoffman	6,269		570		*
Eric L. Kash	9,486		9,486	(4)	*
Peter M. Kash	1,128,596	(5)	340,433		1.6%
Scott A. Katzmann	4,706		4,706	(6)	*
Joshua A. Kazam	240,998	(7)	158,692	(8)	*
John Knox	38,369		15,329	(9)	*
Martin S. Kratchman	18,627		1,693		*
Kelly MacCarthy	12,000		12,000		*
Scott L. Navins	4,000		4,000		*
Riverbank Capital Securities, Inc. (10)	61,000		61,000		*
Rodman and Renshaw, LLC (11)	1,262,320		1,262,320		*
Karl Ruggeberg	13,229		355		*
David M. Tanen	620,157	(12)	102,000		*
Eric M. Javits 1984 Irrevocable Trust (13)	2,060		2,060		*
Two River Group Holding LLC (14)	20,000		20,000		*
Christopher Wilfong	7,000		7,000		*

*	Less than 1%.

(1)	Unless otherwise indicated, all of the shares listed in this column are issuable upon exercise of outstanding warrants that are covered by this prospectus.

(2)	Paul Kessler holds voting and/or dispositive power over the shares held by the selling stockholder.

(3)	The warrants were transferred to the selling stockholder by The Investor Relations Group, Inc., of which the selling stockholder is the president.

(4)	Includes 8,624 shares issuable upon exercise of outstanding Finders’ Units, and 862 shares issuable upon exercise of warrants issuable upon exercise of outstanding Finders’ Units.

(5)	Includes: (i) 72,856 shares owned in the aggregate by a family trust and members of Mr. Kash’s family, as to which Mr. Kash disclaims beneficial ownership except to the extent of his pecuniary interest therein; (ii) 252,835 shares obtainable upon exercise of presently exercisable options; (iii) 170,393 shares issuable upon exercise of outstanding Finders’ Units; (iv) 17,040 shares issuable upon exercise of warrants issuable upon exercise of outstanding Finders’ Units; (v) 153,000 shares issuable upon exercise of warrants transferred to Mr. Kash by Riverbank Capital Securities, Inc.; and (vi) 81,000 shares issuable upon exercise of warrants owned by Riverbank Capital Securities, Inc. and Two River Group Holding LLC, of which Mr. Kash serves as President and Chairman, as to which shares Mr. Kash holds shared voting and/or dispositive power and as to which shares Mr. Kash disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(6)	Includes 4,278 shares issuable upon exercise of outstanding Finders’ Units, and 428 shares issuable upon exercise of warrants issuable upon exercise of outstanding Finders’ Units.

(7)	Includes 81,000 shares issuable upon exercise of warrants owned by Riverbank Capital Securities, Inc. and Two River Group Holding LLC, of which Mr. Kazam serves as an officer and as to which shares Mr. Kazam holds shared voting and/or dispositive power, as to which shares Mr. Kazam disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 5,175 shares issuable upon exercise of outstanding Finders’ Units, 517 shares issuable upon exercise of warrants issuable upon exercise of outstanding Finders’ Units, and 153,000 shares issuable upon exercise of warrants transferred to him by Riverbank Capital Securities, Inc.

(9)	Includes 13,935 shares issuable upon exercise of outstanding Finders’ Units, and 1,394 shares issuable upon exercise of warrants issuable upon exercise of outstanding Finders’ Units.

(10)	David M. Tanen, Peter M. Kash and Joshua A. Kazam hold shared voting and/or dispositive power over the shares held by the selling stockholder.

(11)	Thomas G. Pinou holds voting and/or dispositive power over the shares held by the selling stockholder.

(12)	Includes 81,000 shares issuable upon exercise of warrants owned by Riverbank Capital Securities, Inc. and Two River Group Holding LLC, of which Mr. Tanen serves as an officer and as to which shares Mr. Tanen holds shared voting and/or dispositive power, as to which shares Mr. Tanen disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(13)	Morgan Stanley Trust, N.A. holds voting and/or dispositive power over the shares held by the selling stockholder.

(14)	David M. Tanen, Peter M. Kash and Joshua A. Kazam hold shared voting and/or dispositive power over the shares held by the selling stockholder.
          Under the terms of the Registration Rights Agreement dated as of December 6, 2004 entered into with certain of our stockholders, including Bristol Investment Fund, Ltd., as part of the December 2004 private placement, we were obligated to file a registration statement by January 20, 2005 and to cause it to become effective by March 4, 2005, subject to certain adjustments. Because the registration statement was not initially declared effective by June 6, 2005, we were obligated to pay an aggregate of approximately $468,000 as liquidated damages in cash or shares of our common stock. The liquidated damages are equal to 1.5% of the aggregate purchase price paid by such participant in the placement for each monthly period, or portion thereof, in which we are not in compliance with our obligation to file or make effective or maintain the effectiveness of this registration statement. Under the terms of the Registration Rights Agreement, we agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares from the placement have been sold or such shares may be sold without the volume restrictions under Rule 144(k) of the Securities Act, subject to our terminating the offering at an earlier date by reason of future corporate developments which would require the updating of the Registration Statement.
          Under the terms of the Placement Agency Agreement dated September 30, 2005, as amended on November 1, 2005, we granted to Rodman & Renshaw, LLC and Riverbank Capital Securities, Inc. demand registration rights with respect to the 853,333 shares of common stock underlying warrants issued to them for serving as placement agents in our November 2005 private placement.
          Rodman & Renshaw, LLC and Riverbank Capital Securities, Inc., each a selling stockholder under this prospectus, is each a registered broker-dealer, and thus each may be deemed an underwriter with respect to the shares registered on its behalf in this prospectus.
          We do not have any arrangement with any broker-dealer for it to act as an underwriter for the sale of the shares included herein for any of the selling stockholders. Each of these selling stockholders purchased the shares offered by it in this prospectus in the ordinary course of business, and at the time of purchase of such shares, it had no agreements or understandings, directly or indirectly, with any person for the distribution of such shares.

PLAN OF DISTRIBUTION
          The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on the American Stock Exchange or any other stock exchange market or trading facility on which the shares are traded or in private transactions.
          The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	exchange distribution in accordance with the rules of the American Stock Exchange or another applicable exchange;

•	privately-negotiated transactions;

•	settlement of short sales effected after the date this registration statement was initially declared effective;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants or Finders’ Units by payment of cash, however, we will receive the exercise price of the warrants or Finders’ Units, respectively.
          The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

          The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
          To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
          In order to comply with the securities laws in some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements in available and is complied with.
          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements, if applicable, of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
          We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
DESCRIPTION OF CAPITAL STOCK
          Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware.
Common Stock
          We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 48,625,543 shares were outstanding as of August 28, 2007.
          The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.
          The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory preemptive rights.
          There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.
Preferred Stock
          We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of August 28, 2007.
          We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.
Transfer Agent
          American Stock Transfer & Trust Company, New York, New York, is the transfer agent for our common stock.
LEGAL MATTERS
          The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman LLP, New York, New York.
EXPERTS
          The consolidated financial statements and management’s annual report on internal control over financial reporting as of and for the year ended December 31, 2006 incorporated in this prospectus by reference have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 and the cumulative period from February 23, 1998 (inception) to December 31, 2005 incorporated in this prospectus by reference have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.javelinpharmaceuticals.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.
          We have filed with the SEC a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The following documents filed by us with the SEC are hereby incorporated by reference into this prospectus:
(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 16, 2007;

(2) Amendment No. 1 to our Annual Report on Form 10-K/A, as filed with the SEC on May 9, 2007;
(3) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on August 9, 2007;
(4) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 2, 2007;
(5) our current reports on Form 8-K, as filed with the SEC on February 1, 2007, February 22, 2007, May 2, 2007, May 2, 2007, May 10, 2007, May 22, 2007, June 13, 2007, June 19, 2007, July 26, 2007, July 31, 2007, August 1, 2007 and August 9, 2007;
(6) our definitive proxy statement on Schedule 14A, as filed with the SEC on May 31, 2007 in connection with our 2007 annual meeting of shareholders; and
(7) the description of our common stock contained in the section entitled “Description of Capital Stock — Common Stock,” incorporated by reference from our registration statement on Form S-3, including the prospectus contained therein, as filed with the SEC on February 6, 2007, including any amendment or report filed hereafter for the purpose of updating such description.
          All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Unless expressly incorporated into this prospectus, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this prospectus. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.
          You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Attn: David B. Bernstein, Corporate Secretary
(617) 349-4500

          You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.
Javelin Pharmaceuticals, Inc.
2,184,801 Shares of Common Stock
                    , 2007

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution
          The following sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the SEC registration fee.

Securities and Exchange Commission registration fee	$330.72	*
Legal fees and expenses	9,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	1,000.00
Total:	$30,330.72

*	In connection with the filing of the Prior Registration Statement, we paid an aggregate filing fee in the amount of $7,102.06, consisting of $6,977.24 upon the initial filing in January 2005, $75.91 in connection with pre-effective amendment No. 2 filed on April 15, 2005, and $48.91 in connection with the filing, pursuant to Rule 462(b) under the Securities Act, of a registration statement on Form SB-2 (No. 333-126869) on July 25, 2005. We are paying an additional registration fee of $330.72 in connection with the filing of this registration statement.
Item 15. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of our Certificate of Incorporation and Article V of our By-Laws state that we shall provide the indemnification set forth above.
          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision, which also eliminates directors’ personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.
          We have also entered into agreements to indemnify certain of our directors and officers , in addition to the indemnification provided for in our Certificate of Incorporation, our By-Laws and the DGCL (the “Indemnification Agreements”). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and officers. Pursuant to the Indemnification Agreements, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a “Proceeding”) in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

          We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
          Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.
Item 16. Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed September 9, 2005 (the “September 2005 Form 8-K”), and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K filed July 25, 2006, and incorporated herein by reference).

3.3	Bylaws (filed as Exhibit 3.2 to the September 2005 Form 8-K, and incorporate herein by reference).

3.4	Certificate of Merger between the Company and Intrac, Inc., filed on September 7, 2005 with the Secretary of State of the State of Delaware (filed as Exhibit 3.3 to the September 2005 Form 8-K, and incorporated herein by reference).

4.1	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K filed December 10, 2004, and incorporated herein by reference).

4.2	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our Registration Statement on Form SB-2 filed January 20, 2005 (the “2005 Form SB 2”), and incorporated herein by reference).

4.3	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to the 2005 Form SB-2, and incorporated herein by reference).

4.4	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Form 8-K, filed November 10, 2005 (the “November 2005 Form 8-K”), and incorporated herein by reference).

4.5	Form of Placement Agent Warrants (filed as Exhibit 4.2 to the November 2005 Form 8-K, and incorporated herein by reference).

4.6	Common Stock Purchase Warrant, dated September 7, 2005, issued to Aurora Capital LLC (filed as Exhibit 4.6 to our Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”), and incorporated herein by reference).

4.7.1	Common Stock Purchase Warrant, dated September 7, 2005, issued to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to the 2005 Form 10-K, and incorporated herein by reference).

4.7.2	Common Stock Purchase Warrant, dated September 30, 2005, issued to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to the 2005 Form 10-K, and incorporated herein by reference).

Exhibit No.	Description

4.8	Common Stock Purchase Warrant, dated September 7, 2005, issued to Two River Group Holding, LLC (filed as Exhibit 4.8 to the 2005 Form 10-K, and incorporated herein by reference).

4.9	Amended and Restated 2005 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to post-effective amendment no. 1 to our registration statement on Form S-8 filed October 5, 2006, and incorporated herein by reference).

5.1*	Opinion of Pryor Cashman LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.

23.3*	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

*	Filed herewith.
Item 17. Undertakings
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
          (a) paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, and
          (b) paragraphs 1(i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (c) provided further, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act: (i) if the registrant is relying on Rule 430B:
          (a) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (b) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on the 31st day of August, 2007.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Daniel B. Carr
Daniel B. Carr, M.D.
Chief Executive Officer
          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints DANIEL B. CARR, M.D. and STEPHEN J. TULIPANO, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel B. Carr Daniel B. Carr	Chief Executive Officer, Chief Medical Officer and Director (Principal Executive Officer)	August 31, 2007

/s/ Stephen J. Tulipano Stephen J. Tulipano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2007

/s/ Fred H. Mermelstein Fred H. Mermelstein	President and Director	August 31, 2007

/s/ Douglas G. Watson Douglas G. Watson	Chairman of the Board and Director	August 31, 2007

/s/ Jackie M. Clegg Jackie M. Clegg	Director	August 31, 2007

/s/ Martin J. Driscoll Martin J. Driscoll	Director	August 31, 2007

/s/ Neil W. Flanzraich Neil W. Flanzraich	Director	August 31, 2007

/s/ Georg Nebgen Georg Nebgen	Director	August 31, 2007

Exhibit No.	Description

3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed September 9, 2005 (the “September 2005 Form 8-K”), and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K filed July 25, 2006, and incorporated herein by reference).

3.3	Bylaws (filed as Exhibit 3.2 to the September 2005 Form 8-K, and incorporate herein by reference).

3.4	Certificate of Merger between the Company and Intrac, Inc., filed on September 7, 2005 with the Secretary of State of the State of Delaware (filed as Exhibit 3.3 to the September 2005 Form 8-K, and incorporated herein by reference).

4.1	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K filed December 10, 2004, and incorporated herein by reference).

4.2	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our Registration Statement on Form SB-2 filed January 20, 2005 (the “2005 Form SB 2”), and incorporated herein by reference).

4.3	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to the 2005 Form SB-2, and incorporated herein by reference).

4.4	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Form 8-K, filed November 10, 2005 (the “November 2005 Form 8-K”), and incorporated herein by reference).

4.5	Form of Placement Agent Warrants (filed as Exhibit 4.2 to the November 2005 Form 8-K, and incorporated herein by reference).

4.6	Common Stock Purchase Warrant, dated September 7, 2005, issued to Aurora Capital LLC (filed as Exhibit 4.6 to our Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”), and incorporated herein by reference).

4.7.1	Common Stock Purchase Warrant, dated September 7, 2005, issued to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to the 2005 Form 10-K, and incorporated herein by reference).

4.7.2	Common Stock Purchase Warrant, dated September 30, 2005, issued to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to the 2005 Form 10-K, and incorporated herein by reference).

4.8	Common Stock Purchase Warrant, dated September 7, 2005, issued to Two River Group Holding, LLC (filed as Exhibit 4.8 to the 2005 Form 10-K, and incorporated herein by reference).

4.9	Amended and Restated 2005 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to post-effective amendment no. 1 to our registration statement on Form S-8 filed October 5, 2006, and incorporated herein by reference).

5.1*	Opinion of Pryor Cashman LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.

23.3*	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

*	Filed herewith.